Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2007 SECOND QUARTER RESULTS
•	Second Quarter Diluted Earnings Per Share of $0.26

•	Declares Regular Quarterly Cash Dividend
EL SEGUNDO, Calif., August 1, 2007 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2007 second quarter ended July 1, 2007.
For the fiscal 2007 second quarter, net sales increased $6.0 million, or 2.9%, to $217.8 million from net sales of $211.8 million for the second quarter of fiscal 2006. Same store sales declined 0.2% for the second quarter, representing the Company’s first quarterly decrease in same store sales in over eleven years.
Gross profit for the fiscal 2007 second quarter increased to $77.1 million from $76.7 million in the second quarter of the prior year. The Company’s gross profit margin was 35.4% in the fiscal 2007 second quarter versus 36.2% in the second quarter of the prior year. The gross margin performance reflected product margins generally in-line with the prior year and a $0.4 million decrease in distribution center costs as a result of operational efficiencies realized in the Company’s new distribution center, offset by a $0.9 million reduction in inventory cost capitalization from the second quarter of last year.
Selling and administrative expenses as a percentage of net sales were 28.3% in the fiscal 2007 second quarter compared to 27.7% in the second quarter of last year, primarily reflecting softness in the Company’s sales and an increase in administrative expenses to support the Company’s overall growth and financial reporting initiatives.

Net income for the second quarter of fiscal 2007 was $5.9 million, or $0.26 per diluted share, versus net income of $7.4 million, or $0.33 per diluted share, for the second quarter of fiscal 2006.
For the twenty-six week period ended July 1, 2007, net sales increased $15.9 million, or 3.8%, to $434.9 million from net sales of $419.0 million in the same period last year. Same store sales increased 0.3% in the first 26 weeks of fiscal 2007 versus the same period last year. Net income was $13.5 million, or $0.59 per diluted share, for the first 26 weeks of fiscal 2007, compared to net income of $13.4 million, or $0.59 per diluted share, in the same period last year.
“As we previously announced, a general softness in the macro-economic environment impacted our sales throughout the second quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “While we increased our promotional activity slightly and generated positive same store sales in May and June, those increases were not enough to offset weakness earlier in the quarter. From a product standpoint, our hardgoods category comped slightly positive during the second quarter, our footwear category was slightly down and apparel was our softest category, comping down in the low single digits.
“The start of the third quarter continues to be affected by the challenging consumer environment as well as soft sales comparisons of product categories that perform best in warmer weather due largely to significantly cooler weather than last year in many of our west coast markets,” continued Mr. Miller. “We are cautiously optimistic about our opportunities for the remainder of the quarter. We have a strong promotional plan and believe we are well-positioned from a product offering and inventory perspective, and we are encouraged by the strength we are seeing in a number of product categories not impacted by the cooler temperatures. We remain confident in the effectiveness of our overall business model and continue to look for ways to enhance our top and bottom line performance in the current environment.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on September 14, 2007 to stockholders of record as of August 31, 2007.
Share Repurchases
During the 2007 second fiscal quarter and third fiscal quarter through July 31, 2007, the Company repurchased 215,100 shares of its common stock for a total expenditure of $5.0 million. Since the inception of the Company’s share repurchase program, which had an initial authorization of $15.0 million, the Company has repurchased a total of 280,110 shares, for a total expenditure of $6.3 million.

Guidance
For the third quarter of fiscal 2007, the Company expects to realize same store sales growth in the low single-digit negative to low single-digit positive range and earnings per diluted share in the range of $0.27 to $0.35. Third quarter guidance assumes that sales will continue to be challenged by macro-economic issues affecting the consumer environment and, compared to the prior year, reflects higher administrative expenses to support the Company’s overall growth and financial reporting initiatives. For the fiscal 2007 full year, the Company expects to realize same store sales growth in the low single-digit negative to low single-digit positive range and earnings per diluted share in the range of $1.22 to $1.42. Full year guidance assumes that sales will continue to be challenged by macro-economic issues affecting the consumer environment and, compared to the prior year, reflects lower distribution center expenses offset by a reduction in inventory cost capitalization and higher administrative expenses to support the Company’s overall growth and financial reporting initiatives.
Store Openings
During the fiscal 2007 second quarter, the Company opened four new stores, including a relocation of a store that the Company had closed during the first quarter, bringing its total store count as of the end of the second quarter to 348 stores. The Company anticipates opening five new stores, including one relocation, during the fiscal 2007 third quarter. The Company anticipates opening approximately 20 new stores, net of relocations, during fiscal 2007.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2007 second quarter. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 348 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	July 1,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$8,102	$5,145
Trade and other receivables, net of allowances of $255 and $314, respectively	12,862	13,146
Merchandise inventories	252,082	228,692
Prepaid expenses	11,225	9,857
Deferred income taxes	9,390	9,345

Total current assets	293,661	266,185

Property and equipment, net of accumulated depreciation of $99,811 and $92,236, respectively	88,058	88,159
Deferred income taxes	8,868	7,795
Other assets, net of accumulated amortization of $216 and $590, respectively	1,082	1,107
Goodwill	4,433	4,433

Total assets	$396,102	$367,679

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$113,136	$96,128
Accrued expenses	55,479	66,513
Current portion of capital lease obligations	1,916	1,995

Total current liabilities	170,531	164,636

Deferred rent, less current portion	19,939	19,735
Capital lease obligations, less current portion	2,725	2,992
Long-term debt	88,830	77,086
Other long-term liabilities	2,896	2,770

Total liabilities	284,921	267,219

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 22,887,887 and 22,848,887 shares, respectively; outstanding 22,693,567 and 22,670,367 shares, respectively	228	228
Additional paid-in capital	89,610	87,956
Retained earnings	23,572	14,126
Less: Treasury stock, at cost; 194,320 and 178,520 shares, respectively	(2,229)	(1,850)

Total stockholders’ equity	111,181	100,460

Total liabilities and stockholders’ equity	$396,102	$367,679

BIG 5 SPORTING GOODS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006

Net sales	$217,846	$211,806	$434,853	$418,987
Cost of goods sold, buying and occupancy, excluding depreciation and amortization shown separately below	140,784	135,094	279,747	268,848

Gross profit	77,062	76,712	155,106	150,139

Operating expenses:
Selling and administrative	61,601	58,571	121,473	115,963
Depreciation and amortization	4,166	4,004	8,372	8,404

Total operating expenses	65,767	62,575	129,845	124,367

Operating income	11,295	14,137	25,261	25,772

Interest expense	1,473	1,869	2,922	3,698

Income before income taxes	9,822	12,268	22,339	22,074

Income taxes	3,879	4,837	8,809	8,700

Net income	$5,943	$7,431	$13,530	$13,374

Dividends per share declared	$0.09	$0.09	$0.18	$0.16

Earnings per share:
Basic	$0.26	$0.33	$0.60	$0.59

Diluted	$0.26	$0.33	$0.59	$0.59

Weighted-average shares of common stock outstanding:
Basic	22,691	22,707	22,683	22,705

Diluted	22,847	22,807	22,825	22,805